T. ROWE PRICE
            REALTY INCOME
            FUND I

            A NO-LOAD LIMITED PARTNERSHIP

            FINAL REPORT
            1997

            For information on your
            Realty Income Fund account, call:
            1-800-962-8300 toll free
            410-625-6500 Baltimore area

            For information on your
            mutual fund account, call:
            1-800-225-5132 toll free
            410-625-6500 Baltimore area

            T. Rowe Price Real Estate Group
            100 East Pratt Street
            Baltimore, Maryland 21202

            Invest With Confidence(registered trademark)
            T. Rowe Price

            FELLOW PARTNERS:

               T. Rowe Price Realty Income Fund I began operations in
            1985 for the primary purpose of acquiring a diversified portfolio of income-producing commercial properties, then operating and holding them for investment purposes. The Fund was structured to have a finite life and to be self-liquidating in order to distribute its cash flow during the operating stage, pay final fund expenses and liabilities, distribute net proceeds from the sales of properties, and then dissolve.

               In 1996 we indicated our intention to dispose of all
            properties over the next two years. We made this decision since the properties were at the end of their anticipated holding periods, and also because of our belief that real estate market conditions had improved in recent years. Improvements in the real estate capital markets, and in the operating performance of various properties, enabled rents to rise and tenant concessions to decrease. Because of higher occupancy, increasing cash flow, and better market conditions, the prospects for a favorable disposition of Fund properties improved, and we decided to investigate opportunities for the sale of the remaining properties. The Fund had already sold Dupont Business Park in 1990, Corporate Square in 1994, and Spring Creek in 1996.











               In January 1997, the Fund was contacted by a buyer
            interested in purchasing all of the remaining properties, as well as those of the other four realty funds sponsored by T. Rowe Price. On April 11, 1997, after a period of negotiation, the Fund entered into a purchase and sale agreement to sell its five remaining properties to the buyer, Glenborough Realty Trust, for $27,408,000. The Fund was already under contract to sell two other properties to other buyers; Royal Biltmore closed in April 1997 and Van Buren in June 1997.

               A proposal to approve the sale to Glenborough was
            submitted to a vote of the limited partners, and the transaction was approved by 78% of the partners on September 11, 1997. The sale was closed the following day. Over the life of the Fund, limited partners as a group realized a cumulative loss of approximately 3.5%.

            Distributions

               The Fund paid $240 per unit on September 19, 1997, which
            was a substantial portion of the total liquidating distributions. Depending on the election you made, either the distribution was invested in the T. Rowe Price mutual fund you designated, or a check for the amount was sent to you. Enclosed with this report is either a check for the final liquidating distribution or a notice that the amount was invested in the fund you selected. Information about the final distribution is contained in the enclosed statement.

               You will be receiving Form K-1 tax information for two
            periods in 1997. The first period will cover the fiscal year ended September 30, 1997, and the second from October 1, 1997, through the Fund's termination. It will be mailed to you early next year.

            Results of Operations

               The Fund's net income for the fiscal year ended September
            30, 1997, was $3,089,000, which included a gain of $1,433,000 on the sale of properties and income from operations of $1,656,000. Net income amounted to $31.73 per unit. This compared with a net loss of $2,603,000 or $25.85 per unit, all from operations, for the 1996 fiscal year. Airport Perimeter Business Center, Montgomery Executive Center, Springdale Commerce Center, The Business Park, and Newport Center Business Park were sold on September 12, 1997, resulting in net proceeds of $27,639,000 and a gain of $223,000. The Fund also recognized a $1,210,000 gain on the sale of Royal Biltmore in 1997.

            Conclusion

               We are disappointed that the Fund's performance did not
            meet either our original expectations or yours. The late 1980s and early 1990s proved to be an extremely difficult period for the entire real estate market, resulting in declining prices that eventually overwhelmed even the most prudent property investment strategies.

               In recent years as the Fund approached the end of its
            intended lifespan, real estate prices began to recover, and we decided to capitalize on the opportunity to sell the properties as prices were rising and liquidate the Fund. We were concerned that as the real estate cycle ran its course, rising prices would eventually lead to an increased supply of new properties, which could result in softer prices sometime later.

               Based on the results of the consent solicitation vote, the vast majority of our limited partners agreed with our decision to sell the properties and liquidate the Fund at this time. We would like to thank our investors for their confidence, support, and cooperation over the years.

               Sincerely,

               James S. Riepe
               Chairman

            November 18, 1997











































                                    BALANCE SHEETS
                                    (In thousands)

                                           September 30, September 30,
                                                 1997         1996
                                           ____________  ____________

            Assets

            Real Estate Property Investments
               Land   . . . . . . . . . . . . .              $   6,759
               Buildings and Improvements   . .                 29,588
                                                              ________
                                                                36,347

               Less:  Accumulated Depreciation
                  and Amortization  . . . . . .                 (9,519)
                                                              ________
                                                                26,828

               Held for Sale  . . . . . . . . .                  8,965
                                                              ________
                                                                35,793

            Cash and Cash Equivalents . . . . .    $  7,639      2,290
            Receivables  (less allowance of $175
               in 1996)   . . . . . . . . . . .          13        154
            Other Assets  . . . . . . . . . . .           -        492
                                                   ________   ________
                                                   $  7,652  $  38,729
                                                   ________   ________
                                                   ________   ________

            Liabilities and Partners' Capital

            Security Deposits and Prepaid
               Rents  . . . . . . . . . . . . .              $     418
            Accrued Real Estate Taxes . . . . .                    231
            Accounts Payable and Other
               Accrued Expenses   . . . . . . .    $    126        266
                                                   ________   ________

            Total Liabilities . . . . . . . . .         126        915
            Partners' Capital . . . . . . . . .       7,526     37,814
                                                   ________   ________
                                                   $  7,652  $  38,729
                                                   ________   ________
                                                   ________   ________

            The accompanying notes are an integral part of the financial statements.















                               STATEMENTS OF OPERATIONS
                        (In thousands except per-unit amounts)



                                           Years Ended September 30,
                                       1997        1996         1995
                                       __________  _________   _________

            Revenues

            Rental Income . . . .     $  5,184    $   6,067  $   5,927
            Interest Income . . .          143          104        116
                                       _______      _______    _______

                                         5,327        6,171      6,043
                                       _______      _______    _______
            Expenses

            Property Operating
               Expenses   . . . .        1,472        1,878      1,681
            Real Estate Taxes . .          474          660        632
            Depreciation and
               Amortization   . .          785        2,562      2,681
            Decline of Property
               Values   . . . . .           39        3,115        547
            Partnership Management
               Expenses   . . . .          901          559        494
                                       _______      _______    _______

                                         3,671        8,774      6,035
                                       _______      _______    _______



            Income (Loss) from Operations
               before Real Estate
               Sold   . . . . . .        1,656     (2,603)   $   8
            Gain on Real Estate
               Sold   . . . . . .        1,433        -      -
                                       _______     _______    _______

            Net Income (Loss) . .     $  3,089    $(2,603)   $   8
                                       _______     _______    _______
                                       _______     _______    _______

            Activity per Limited
               Partnership Unit

            Net Income (Loss) . .     $  31.73    $(25.85)   $  0.08
                                       _______     _______    _______
                                       _______     _______    _______














                                           Years Ended September 30,
                                        1997        1996        1995
                                     __________    _________  _________



            Cash Distributions Declared
               from Operations  .     $  19.94    $   21.25  $   21.00
               from Sale Proceeds       329.98        32.34       9.00
                                       _______      _______    _______

            Total Distributions
               Declared   . . . .     $ 349.92    $   53.59  $   30.00
                                       _______      _______    _______
                                       _______      _______    _______

            Units Outstanding . .       90,622       90,622     90,622
                                       _______      _______    _______
                                       _______      _______    _______

            The accompanying notes are an integral part of the financial statements.












































                           STATEMENTS OF PARTNERS' CAPITAL
                                    (In thousands)


                                       General     Limited
                                       Partner     Partners    Total
                                      ________     ________   ________

            Balance, September 30,
               1994   . . . . . .     $ (3,583)   $  50,566  $  46,983
            Net Income  . . . . .            1            7          8
            Cash Distributions  .         (165)      (1,540)    (1,705)
                                       _______      _______    _______

            Balance, September 30,
               1995   . . . . . .       (3,747)      49,033     45,286
            Net Loss  . . . . . .         (260)      (2,343)    (2,603)
            Cash Distributions  .         (335)      (4,534)    (4,869)
                                       _______      _______    _______

            Balance, September 30,
               1996   . . . . . .       (4,342)      42,156     37,814
            Net Income  . . . . .          214        2,875      3,089
            Cash Distributions  .         (627)     (33,663)   (34,290)
            Capital Contribution           913            -        913
            Reallocation of Net
               Income   . . . . .        3,842       (3,842)         -
                                       _______      _______    _______

            Balance, September 30,
               1997   . . . . . .     $      0    $   7,526  $   7,526
                                       _______      _______    _______
                                       _______      _______    _______


            The accompanying notes are an integral part of the financial statements.





























                               STATEMENTS OF CASH FLOWS
                                    (In thousands)

                                           Years Ended September 30,
                                        1997       1996         1995
                                      __________   _________  ________

            Cash Flows from Operating
            Activities

            Net Income (Loss) . .     $  3,089    $ (2,603)  $       8
            Adjustments to Reconcile Net
            Income (Loss) to Net Cash
                  Provided by Operating
               Activities
                  Depreciation and
                    Amortization           785        2,562      2,681
                  Decline of Property
                    Values  . . .           39        3,115        547
                  Gain on Real Estate
                    Sold  . . . .       (1,433)           -          -
                  Change in
                    Receivables            108          138       (159)
                  Change in Other
                    Assets  . . .          223          (35)       (37)
                  Change in Security
                    Deposits and Prepaid
                    Rents   . . .         (418)          54          7
                  Change in Accrued Real
                    Estate Taxes          (231)          29        (56)
                  Change in Accounts
                    Payable and
                    Other Accrued
                    Expenses  . .         (140)         (15)        35
                                       _______      _______    _______

            Net Cash Provided by Operating
               Activities   . . .        2,022        3,245      3,026
                                       _______      _______    _______

            Cash Flows from Investing Activities

            Proceeds from Property
               Dispositions   . .       37,921        1,679          -

            Investments in Real
               Estate   . . . . .       (1,217)        (597)    (1,092)
                                       _______      _______    _______

            Net Cash Provided by
               (Used in) Investing
               Activities   . . .       36,704        1,082     (1,092)
                                       _______      _______    _______














                                       Years Ended September 30,
                                         1997         1996        1995
                                        __________   _________   _________



            Cash Flows from Financing
            Activities

            Capital Contribution           913            -          -
            Cash Distributions  .      (34,290)      (4,869)    (1,705)
                                       _______      _______    _______

            Net Cash Used in Financing
               Activities   . . .      (33,377)      (4,869)    (1,705)
                                       _______      _______    _______

            Cash and Cash Equivalents

            Net Change during Year       5,349         (542)       229
            At Beginning of Year         2,290        2,832      2,603
                                       _______      _______    _______

            At End of Year  . . .     $  7,639    $   2,290  $   2,832
                                       _______      _______    _______
                                       _______      _______    _______

            The accompanying notes are an integral part of the financial statements.

                            NOTES TO FINANCIAL STATEMENTS

            NOTE 1 - THE PARTNERSHIP AND ITS LIQUIDATION

               T. Rowe Price Realty Income Fund I, A No-Load Limited
            Partnership (the Partnership), was formed in 1984 under the Maryland Revised Uniform Limited Partnership Act for the purpose of acquiring, operating and disposing of existing income-producing commercial and industrial real estate properties. T. Rowe Price Realty Income Fund I Management, Inc. is the General Partner.

               In accordance with the provisions of the partnership
            agreement, income from operations has been allocated and related cash distributions have been paid to the General and Limited Partners at the rates of 10% and 90%, respectively. Except in the case of the liquidating sale of the Partnership's remaining five properties on September 12, 1997, sales proceeds have been allocated 4% to the General Partner and 96% to the Limited Partners. The liquidating sale proceeds were allocated 100% to the Limited Partners. Gains on property sales are generally allocated in the same ratio as the distribution of sale proceeds. Distributions to the General Partner are, for the most part, made in lieu of separate management fees.











               After the sale of its remaining properties on September
            12, 1997, the Partnership entered into its final liquidating phase. Later in September, the Partnership made a partial liquidating distribution of $21,749,000 to the Limited Partners and a final distribution to the General Partner of $80,000.

               The Partnership will declare and make a final liquidating
            distribution of its remaining net assets based on final balances in the partners' capital accounts. This final distribution will be made by December 31, 1997, to Limited Partners only and, thereafter, the Partnership will be dissolved.

               The accompanying financial statements for 1997 include
            estimates of the costs of liquidating the Partnership. Results of operations from October 1, 1997, until the date of the final liquidating distribution are not expected to be significant and will consist primarily of interest income and the settlement of receivables and payables.

            NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               The Partnership's financial statements are prepared in
            accordance with generally accepted accounting principles which requires the use of estimates and assumptions by the General Partner.

               The Partnership reviewed its real estate property
            investments for impairment whenever events or changes in circumstances indicated that the property carrying amounts may not have been recoverable. Such a review resulted in the Partnership recording a provision for impairment of the carrying value of its real estate property investments whenever the estimated future cash flows from a property's operations and projected sale were less than the property's net carrying value.

               Depreciation was calculated primarily on the straight-line method over the estimated useful lives of buildings and improvements, which range from 5 to 40 years. Lease commissions and tenant improvements were capitalized and amortized over the lives of the respective leases using the straight-line method.

               Cash equivalents consist of money market mutual funds, the cost of which is equivalent to fair value.

               The Partnership used the allowance method of accounting
            for doubtful accounts. Provisions for uncollectible tenant receivables in the amounts of $32,000, $186,000, and $20,000 were recorded in fiscal 1997, 1996, and 1995, respectively. Bad debt expense is included in Property Operating Expenses.













               Rental income was recognized on a straight-line basis over the term of each lease. Rental income accrued, but not yet billed, was included in Other Assets and aggregated $276,000 at September 30, 1996.

               Under provisions of the Internal Revenue Code and
            applicable state taxation codes, partnerships are generally not subject to income taxes; therefore, no provision has been made for any income taxes in the accompanying financial statements.

            NOTE 3 - PROPERTY VALUATIONS

               At the beginning of fiscal 1996, the Partnership adopted
            Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which changed the Partnership's method of accounting for its real estate property investments when circumstances indicated that the carrying amount of a property might not have been recoverable. Measurement of an impairment loss on an operating property subsequent to adoption was based on the estimated fair value of the property, which became the property's new cost basis, rather than the sum of expected future cash flows. Properties held for sale subsequent to adoption were no longer depreciated but continued to be reflected at the lower of historical cost or estimated fair value less anticipated selling costs.

               Based upon a review of market conditions, estimated
            holding period and future performance expectations of each property, the General Partner determined that the net carrying values of certain properties held for operations were likely not fully recoverable. Charges recognized for such impairments aggregated $3,189,000 in fiscal 1996 and $354,000 in fiscal 1995.

               With respect to properties held for sale, the partnership
            assessed property carrying values and recognized net declines of $39,000 in fiscal 1997 and $193,000 in fiscal 1995 and a net recovery of $74,000 in fiscal 1996.

            NOTE 4 - PROPERTY DISPOSITIONS

               On April 30, 1996, the Partnership sold Spring Creek and
            received net proceeds of $1,679,000. The net book value of this property at the time of disposition was also $1,679,000, after accumulated depreciation expense and previously recorded declines in property value. Therefore, no gain or loss was recognized on the property sale.

               On April 30, 1997, the Partnership sold Royal Biltmore for net proceeds of $6,286,000. The net book value of the property at the date of sale was $5,076,000 after accumulated depreciation expense and previously recorded declines in property value. Accordingly, the Partnership recognized a










            $1,210,000 gain on the sale of this property in the third quarter of fiscal 1997.

               On June 26, 1997, the Partnership sold Van Buren for net
            proceeds of $3,996,000. The net book value of the property at the date of sale was also $3,996,000 after accumulated depreciation expense and previously recorded declines in property value. Therefore, no gain or loss was recognized on the property sale.

               On September 12, 1997, the Partnership sold its five
            remaining properties-Airport Perimeter, Business Park, Montgomery, Newport Center, and Springdale-to a single, third-party buyer for net proceeds of $27,639,000. The sale was approved by a majority of the Limited Partners on September 11, 1997. The net book value of the five properties was $27,416,000 after accumulated depreciation expense and previously recorded declines in property values. Accordingly, the Partnership recognized a $223,000 gain on the sale of the these properties in the fourth quarter of fiscal 1997.

            NOTE 5 - TRANSACTIONS WITH RELATED PARTIES

               As discussed in Note 1, the General Partner received 10%
            of distributable cash from operations and a portion of the proceeds from property dispositions as compensation for services rendered in managing the Partnership. The General Partner earned $90,000, $214,000, and $211,000 from operations in fiscal 1997, 1996, and 1995, respectively. In addition, the General Partner earned $411,000, $122,000 and $34,000 in fiscal 1997, 1996, and 1995, respectively, from property dispositions.

               In accordance with the partnership agreement, certain
            operating expenses are reimbursable to the General Partner. The General Partner's reimbursement of such expenses totaled $275,000, $162,000, and $123,000 for communications and administrative services performed on behalf of the Partnership in fiscal 1997, 1996, and 1995, respectively.

               An affiliate of the General Partner earned a normal and
            customary fee of approximately $5,000, $4,000, and $9,000 from the money market mutual funds in which the Partnership made its cash investments during fiscal 1997, 1996, and 1995, respectively.

               The partnership agreement includes provisions limiting the capital contribution that the General Partner is required to make upon the liquidation of the Partnership if, at that time, the General Partner's capital account has a deficit balance. The maximum contribution of $913,000 was made by the General Partner to the Partnership on September 24, 1997. After making the contribution, the General Partner's capital account still had a deficit balance and a reallocation of net income equal to the remaining deficit balance was made to the General










            Partner from the Limited Partners in accordance with the terms of the partnership agreement.

               LaSalle Advisors Limited Partnership (LaSalle) was the
            Partnership's advisor and was compensated for its advisory services directly by the General Partner. LaSalle was reimbursed by the Partnership for certain operating expenses pursuant to its contract with the Partnership to provide real estate advisory, accounting, and other related services to the Partnership. LaSalle's reimbursement for such expenses totaled $127,000, $150,000, and $150,000 in fiscal 1997, 1996, and
            1995, respectively.

               An affiliate of LaSalle earned $229,000, $227,000, and
            $205,000 in fiscal 1997, 1996, and 1995, respectively, for property management fees and leasing commissions on tenant renewals and extensions at several of the Partnership's properties.

            NOTE 6 - RECONCILIATION OF FINANCIAL STATEMENT TO TAXABLE
            INCOME

               As described in Note 2, the Partnership has not incurred
            any income tax liability; however, certain timing differences exist between net income (loss) for financial statement and federal income tax purposes. These differences (in thousands) are summarized below:


                                           1997       1996      1995
                                         _________  _________ _________

            Net income (loss) reported
               in financial
               statements   . . .      $   3,089     $(2,603)  $    8
            Declines of property
               values   . . . . .         (8,926)      3,115      547
            Differences in bases of
               properties sold  .             96      (1,296)       -
            Other items . . . . .           (502)        152       58
                                        ________     _________ ________

            Taxable income (loss)      $  (6,243)    $  (632)  $  613
                                        ________     _________ ________
                                        ________     _________ ________






















            INDEPENDENT AUDITORS' REPORT

            To the Partners
            T. Rowe Price Realty Income Fund I,
            A No-Load Limited Partnership:

               We have audited the accompanying balance sheets of T. Rowe
            Price Realty Income Fund I, A No-Load Limited Partnership as of September 30, 1997 and 1996, and the related statements of operations, partners' capital and cash flows for each of the years in the three-year period ended September 30, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with generally
            accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T. Rowe Price Realty Income Fund I, A No-Load Limited Partnership as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.

            KPMG Peat Marwick LLP

            Chicago, Illinois
            October 14, 1997